Exhibit 10.20
AGASSIZ ENERGY, LLC
CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS
     At Agassiz Energy, LLC (“Agassiz “ or the “Company”) the honesty, integrity and sound judgment of Agassiz ’s senior financial officers, which includes Agassiz ’s chief executive officer, chief financial officer or controller and other persons performing similar functions (the “Senior Financial Officers”), is fundamental to the financial reporting process and the reputation and success of Agassiz . Agassiz ’s Senior Financial Officers hold an important and elevated role in corporate governance in that they are uniquely capable and empowered to ensure that all stakeholders’ interests are appropriately balanced, protected and preserved. Because of this special role, each of the Senior Financial Officers agrees to be bound by this Code of Ethics for Senior Financial Officers and each agrees that he or she will:
i.	Act with honesty and integrity and ethically handle actual or apparent conflicts of interest in personal and professional relationships involving Agassiz or its business.

ii.	Provide information that is accurate, complete, objective, relevant, timely and understandable to ensure full, fair, accurate, timely and understandable disclosure in reports and documents that Agassiz files with, or submits to, government agencies, including the Securities and Exchange Commission (the “SEC”) and in other public communications.

iii.	Comply with applicable laws, rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies, affecting Agassiz’s business and its conduct in business matters.

iv.	In all matters affecting Agassiz’s business and its conduct in business matters, act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing his/her independent judgment to be subordinated.

v.	Respect the confidentiality of information acquired in the course of his/her work for Agassiz except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of his/her work for Agassiz shall not be used for personal advantage.

vi.	Proactively promote and be an example of ethical behavior as a responsible partner among peers in Agassiz’s working environment.

vii.	Achieve responsible use of and control over all Agassiz assets and resources employed or entrusted to him/her.
     Each of the Senior Financial Officers are expected to adhere to this Code of Ethics for Senior Financial Officers at all times. Any violations of either of these Codes shall be promptly reported. If any Senior Financial Officer is found to be in violation of this Code of Ethics for

Senior Financial Officers, such person will be subject to disciplinary action, which may include termination of employment. It is against Agassiz policy to retaliate against any employee for good faith reporting of violations of this Code of Ethics for Senior Financial Officers.
     The Board of Governors (or, if permitted under applicable SEC rules), and so appointed by the Board of Governors, the Audit Committee of the Board of Governors) shall have the sole discretionary authority to approve any amendment to or waiver of this Code of Ethics for Senior Financial Officers. Any such amendment to or waiver of this Code of Ethics for Senior Financial Officers shall be publicly disclosed in the manner specified by SEC rules.
     This Code of Ethics for Senior Financial Officers has been adopted by the Board of Governors of Agassiz Energy, LLC, effective April 16, 2007.

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